[DIRECTOR]	Exhibit 10.67
FOREST CITY ENTERPRISES, INC.
Restricted Shares Agreement
     WHEREAS, [GRANTEE NAME] (the “Grantee”) is a nonemployee director of Forest City Enterprises, Inc. (the “Company”);
     WHEREAS, a grant of Restricted Shares to the Grantee was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on                                          (the “Date of Grant”), and the execution of a Restricted Shares Agreement in the form hereof (this “Agreement”) to evidence such grant was authorized by a resolution of the Committee that was duly adopted on                                         ; and
     WHEREAS, the grant of Restricted Shares was made pursuant to and in compliance with the Amended Board of Directors Compensation Policy approved by the Board with effect from February 1, 2008;
     NOW, THEREFORE, pursuant to the Company’s 1994 Stock Plan (As Amended and Restated as of June 19, 2008), (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee, effective as of the Date of Grant, the grant of the number of Restricted Shares that are shown on the signature page of this Agreement as the Original Award.
     1. Definitions. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. As used in this Agreement, the following terms have the following meanings:
     “Disability” means disability as defined in the Company’s Long Term Disability Plan, as amended from time to time.
     “Original Award” means the number of Shares indicated as the Original Award on the signature page of this Agreement.
     2. Issuance of Restricted Shares. The Shares will be treated as issued on the Date of Grant as fully paid and nonassessable shares and will be represented by certificates registered in the name of the Grantee and bearing a legend referring to the restrictions set forth in this Agreement.
     3. Restriction on Transfer. The Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 4 of this Agreement. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 3 will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Shares.
     4. Vesting. (a) The Shares will become nonforfeitable as follows:

Amount Nonforfeitable	Date Nonforfeitable

33 1/3% of the Original Award	On the first anniversary of the Date of Grant.

An additional 33 1/3% of the Original Award	On the second anniversary of the Date of Grant.

An additional 33 1/3% of the Original Award	On the third anniversary of the Date of Grant.
     (b) Notwithstanding the provisions of Section 4(a) or Section 5, all of the Shares will immediately become nonforfeitable if the Grantee terminates service as a director of the Company after the Date of Grant due to the Grantee’s death or Disability.
     5. Termination of Rights and Forfeiture of Shares. Except for Shares that have become nonforfeitable, all of the Shares will be forfeited if the Grantee ceases to be a director of the Company at any time prior to the third anniversary of the Date of Grant. In the event of a forfeiture, any certificate(s) representing the Shares will be canceled.

     6. Dividend, Voting and Other Rights. Except as otherwise provided in this Agreement, the Grantee will have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that any additional Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Shares.
     7. Retention of Stock Certificate(s) by Company. Any certificates representing Shares will be held in custody by the Company together with a stock power endorsed in blank by the Grantee with respect thereto, until those Shares have become nonforfeitable in accordance with Section 4.
     8. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Grantee hereby acknowledges receipt of a copy of the Plan.
     9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     10. Severability. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
     11. Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio without regard to conflict of law principles of such state.
     12. Restrictive Legends. The Grantee acknowledges that the Shares are subject to the terms of this Agreement, and that the certificates representing the Shares will bear a restrictive legend substantially as follows:
     The Shares represented by this certificate were issued pursuant to a Restricted Shares Agreement effective as of                                          between Forest City Enterprises, Inc. and the holder named on the face of this certificate, and are subject to the terms and conditions, including restrictions on transfer, of that Agreement. Any purported transfer, encumbrance or other disposition in violation of that Agreement will be null and void. Copies of that Agreement will be mailed to the Grantee, without charge, within five days after of a written request is received by the Company.
     13. Entire Agreement. Subject to Section 8, this Agreement represents the entire agreement between the Company and the Grantee with respect to these Restricted Shares and supercedes all prior agreements whether in writing or otherwise.
     The undersigned Grantee hereby accepts the award of Restricted Shares granted pursuant to this Agreement, subject to the terms and conditions of the Plan and the terms and conditions set forth herein.

[Grantee Name]
Date:
     Executed in the name and on behalf of the Company at Cleveland, Ohio as of the            day of                                         , 2008.

FOREST CITY ENTERPRISES, INC.
By:
Name:
Title:

Name of Grantee:(name)
Date of Grant:
Original Award: (number) Restricted Shares